EXHIBIT 10.14
Molex Incorporated
2000 Molex Long-Term Stock Plan
Equity Award Agreement
     This Equity Award Agreement (“Agreement”) is between Molex Incorporated (“Molex”) and «PARTICIPANT NAME» (“Executive”) and shall be effective as of «GRANT DATE» (“Grant Date”).
     1. Equity Grant. Subject to the provisions set forth herein and the terms of the 2000 Molex Long-Term Stock Plan (“Plan”), the terms of which are incorporated by reference, and in consideration of the agreements of Executive herein provided, Molex grants to Executive (a) a nonqualified stock option (“Stock Option”) to purchase «NUMBER OF SHARES GRANTED» shares of Molex’s Class A Common Stock (“Stock”), at «GRANT PRICE» per share; and (b) a stock bonus award to receive «NUMBER OF SHARES GRANTED» shares of Molex’s Class A Common Stock (“Stock Bonus Award”).
     2. Vesting and Expiration. The Stock Option and Stock Bonus Award shall not be exercisable during the one-year period following the Grant Date. Following the one-year period, the Stock Option and Stock Bonus Award shall vest in accordance with the following schedule: 25% on the first anniversary of the Grant Date; 25% on the second anniversary of the Grant Date; 25% on the third anniversary of the Grant Date; and 25% on the fourth anniversary of the Grant Date. To the extent that the Stock Option is not exercised when it vests, the Stock Option shall not expire but shall be carried forward and shall be exercisable at any time thereafter, provided, however, that the Stock Option shall expire on the fifth anniversary of the Grant Date or «EXPIRATION DATE».
     3. Exercise of Stock Option. The Stock Option may be exercised in accordance with the Plan, and in accordance with the practices and procedures of Molex applicable to the exercise of Stock Options.
     4. Effect of Termination of Service, Death or Disability. The vesting of the Stock Option and/or Stock Bonus Award may be accelerated upon the death, total disablement or retirement of Executive pursuant to the terms of the Plan. The Stock Option and/or Stock Bonus Award will be canceled immediately upon the termination of service of Executive if such termination is not caused by the Executive’s death, total disablement or retirement pursuant to the terms of the Plan.
     5. Registration of Stock. Any Stock acquired under the Plan has been registered under the Securities Act of 1933, as amended (the “Act”) or under applicable state securities laws or exemptions thereunder. Executive may sell Stock purchased pursuant to the Plan subject to complying with applicable federal securities laws and rules and Molex’s Insider Trading Policy.
     6. Transferability. The Stock Option and Stock Bonus Award granted hereunder is personal to Executive and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except as permitted under Section 8.2 of the Plan.
     7. Rights as Stockholder. Executive or other person or entity exercising the Stock Option or receiving the Stock Bonus Award shall have no rights as a stockholder with respect to any Stock covered by the grant until any such Stock has been fully paid and/or issued as provided herein.
     8. Taxes. Molex’s obligation to deliver Stock upon the exercise of a Stock Option or the vesting of a Stock Bonus Award shall be subject to Executive’s satisfaction of all applicable federal, state and local income, excise and employment tax withholding requirements.
     9. Continued Employment. Nothing contained in this Agreement shall be construed or deemed under any circumstances to bind Molex to continue the employment of Executive for the period within which the Stock Option may be exercised and/or the Stock Bonus Award vested.
     10. Severability. In the event any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     11. Governing Law. This Agreement shall be administered, construed and governed in all respects under and by the laws of the State of Illinois, without reference to conflicts of laws principles.
     12. Electronic Acceptance. The exercise of the Stock Option and/or the distribution of a vested Stock Bonus Award are conditioned upon the electronic acceptance by Executive of the terms hereof in the manner established by Molex.
     13. Acknowledgment. Executive acknowledges receipt of a copy of the Plan, the related prospectus, and this Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the grant and agrees to be bound by its contractual terms as set forth herein and in the Plan. Executive hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in Article IV of the Plan) regarding any questions relating to the grant. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the prospectus and this Agreement, the Plan terms and provisions shall prevail.
     14. Eligibility. Executive acknowledges and agrees to the collection, use, processing and transfer of certain personal data as described in this Section 14. The Executive understands that Molex may hold certain personal information about the Executive, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the plan (the “Data”). Molex, or its affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan.

Molex and/or any of it affiliates may further transfer Data to any third parties assisting Molex in the implementation, administration and management of the Plan. The Executive authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan.
     15. Limitation of Liability. Notwithstanding any provisions contained in this Agreement of the Plan, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and/or damages whatsoever and howsoever arising in any event including but not limited to those arising in connection with the Plan or the administration thereof.

Molex Incorporated	Employee

Mark K. Montague	«PARTICIPANT NAME»
Vice President, Human Resources	(Signed electronically)

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